Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Tracy Furey	John Elicker
	Corporate Affairs	Investor Relations
	(609) 252-3208	(212) 546-3775

	Bonnie Jacobs	Susan Walser
	Corporate Affairs	Investor Relations
	(609) 252-4089	(212) 546-4631

BRISTOL-MYERS SQUIBB FILES 2003 FORM 10-K

(NEW YORK, NEW YORK, March 15, 2004) – Bristol-Myers Squibb Company (NYSE: BMY) announced today that it filed its 2003 Form 10-K including its restated prior periods financial results. On January 29, 2004, the Company stated in its fourth quarter 2003 earnings release that throughout 2003 the Company recorded various charges and adjustments to correct accounting errors relating to prior periods. Although the Company believes many of these errors could be considered to be not material, the Company has decided to restate based on their cumulative impact. The restatement includes adjustments to reflect those items in the correct accounting periods and adjustments to correct certain classification errors in prior periods.

After the restatement, the Company reported net earnings of $506 million on sales of $5.7 billion for the fourth quarter of 2003 as compared to previously disclosed net earnings of $429 million on sales of $5.6 billion. Reported fully diluted earnings per share for the quarter were $.26 as compared to previously disclosed $.22. Reported net earnings for the full year 2003 were $3,106 million on sales of $20.9 billion as compared to previously disclosed net earnings of $2,952 million on sales of $20.7 billion. Reported fully diluted earnings per share for the full year 2003 were $1.59 as compared to previously disclosed $1.51.

The effect of the adjustments reflected in the restatement on earnings per share for each of the four years ended December 31, 2002 and for the nine months ended September 30, 2003 is set forth below.

RESTATEMENT PER SHARE IMPACT

	Year ended December 31,				Nine months ended September 30, 2003
	1999	2000	2001	2002
Diluted Net Earnings Per Share	$.12	$(.07)	$(.09)	$.03	$.04

Appendix 1 presents the Company’s earnings results on a condensed basis as previously disclosed and as reported for the year ended December 31, 2003 and the quarter ended December 31, 2003. Appendix 2 presents the impact of the restatement on the Company’s previously reported results on a condensed basis for 2002 and 2001.

The restatement corrects the classification of certain highly liquid investments as marketable securities instead of cash and cash equivalents. The amount of these investments now classified as marketable securities on the balance sheet (instead of as cash) at December 31, 2001 and 2002, and at September 30, 2003, was approximately $0.9 billion, $1.6 billion and $2.3 billion, respectively. In addition, certain amounts have been reclassified from “Other expense, net,” to the appropriate expense item in the “Statement of Earnings,” with no overall impact on net earnings for any of the periods presented. In connection with the restatement, the Company determined that certain inappropriate adjustments to tax items, including adjustments for contingency reserves made prior to 2000 for the improper purpose of recording a provision for income taxes consistent with the Company’s projected effective tax rate, may have been reflected in the errors corrected in the restatement.

The 2003 Form 10-K filed today includes the Company’s restated 2001 and 2002 Consolidated Statement of Earnings and December 31, 2002 Consolidated Balance Sheet1.

The Company has continued to identify and implement actions to improve the effectiveness of its disclosure controls and procedures and internal controls over financial reporting. These actions led to the Company identifying many of the items in the restatement. The Company’s efforts to strengthen its financial and internal controls continue.

The Company also notes that it revised previously disclosed fourth quarter and full year 2003 earnings to reflect additional charges of $29 million. These charges are already reflected in the fourth quarter results discussed above. This increase primarily relates to an increase in the litigation reserve for wholesaler inventory issues from $125 million to $150 million to reflect a change in the Company’s estimate of the minimum expected probable loss in connection with this matter. A reconciliation of these items and other changes in the amounts of prior period errors previously disclosed in our earnings release for 2003 fourth quarter and full year, is posted on the Company’s website at www.bms.com.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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Company and Conference Call Information

There will be a conference call on March 15, 2004 at 9:00 AM (EST) during which Andrew Bonfield, chief financial officer, will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://www.bms.com/ir or by dialing 913-981-4910. Materials related to the call will be available at the same Web site prior to the call.

[1]	For a discussion of the restatement see “Item 7. Management’s Discussion and Analysis of Financial Condition” and “Note 2 — Restatement of Previously Issued Financial Statements for Years Ended December 31, 2002 and 2001” included in the Company’s 2003 10-K. Restated Form 10-Qs for 2003 will be filed shortly.

Exhibit 1

Bristol-Myers Squibb Company

Reported Earnings on a Condensed Basis for

Year and Three Months ended December 31, 2003

(dollars in millions, except earnings per share)

	Year Ended December 31, 2003		Three Months Ended December 31, 2003
	As Previously Disclosed	As Reported	As Previously Disclosed	As Reported
STATEMENT OF EARNINGS:
Net Sales	$20,671	$20,894	$5,571	$5,665
Total Costs and Expenses	16,200	16,200	4,740	4,742

Net Earnings	$2,952	$3,106	$429	$506

Basic Earnings per Common Share	$1.52	$1.60	$0.22	$0.26
Diluted Earnings per Common Share	$1.51	$1.59	$0.22	$0.26

Exhibit 2

The following table presents the impact of the restatement adjustments on the Company’s previously reported 2002 and 2001 results on a condensed basis:

	2002		2001
	As Previously Reported	As Restated	As Previously Reported	As Restated
	(dollars in millions, except per share data)
STATEMENT OF EARNINGS:

Net Sales	$18,119	$18,106	$17,987	$18,044
Total Costs and Expenses	15,472	15,345	15,769	15,781

Earnings from Continuing Operations	$2,034	$2,067	$2,043	$1,871
Discontinued Operations:
Net (loss)/earnings	(6)	32	226	226
Net gain on disposal	38	38	2,565	2,565

Net Earnings	$2,066	$2,137	$4,834	$4,662

Basic Earnings per Common Share
Continuing Operations	$1.05	$1.07	$1.05	$.96
Discontinued Operations:
Net earnings	—	.02	.12	.12
Net gain on disposal	.02	.02	1.32	1.32

Net Earnings	$1.07	$1.11	$2.49	$2.40

Diluted Earnings per Common Share
Continuing Operations	$1.05	$1.06	$1.04	$.95
Discontinued Operations:
Net earnings	—	.02	.11	.11
Net gain on disposal	.02	.02	1.31	1.31

Net Earnings	$1.07	$1.10	$2.46	$2.37

BALANCE SHEET (AT DECEMBER 31):

ASSETS
Current Assets:
Cash and cash equivalents	$3,978	$2,367	$5,500	$4,552
Marketable securities	11	1,622	154	1,102
Other current assets	5,986	6,071	7,595	7,707

Total Current Assets	9,975	10,060	13,249	13,361

Other Assets	14,899	14,962	14,563	14,503

Total Assets	$24,874	$25,022	$27,812	$27,864

LIABILITIES
Current liabilities	$8,220	$8,487	$11,109	$11,385
Other liabilities	1,426	1,518	1,391	1,480
Long-term debt	6,261	6,261	6,237	6,237

Total Liabilities	15,907	16,266	18,737	19,102

STOCKHOLDERS’ EQUITY	8,967	8,756	9,075	8,762

Total Liabilities and Stockholders’ Equity	$24,874	$25,022	$27,812	$27,864